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Exhibit 99.1

For Immediate Release

Contact:	Carrie Doyle 312-580-4865 (investors) Derrell Carter 314-746-1321 (media) www.smurfit-stone.com

SMURFIT-STONE AGREES TO PURCHASE
STEVENSON, AL, MILL FROM MEADWESTVACO

        CHICAGO, July 24, 2002—Smurfit-Stone Container Corporation today announced that it has entered an agreement with MeadWestvaco Corporation to purchase its Stevenson, AL, corrugated medium mill and associated operations. The associated operations include seven corrugated container plants, approximately 82,000 acres of timberland in the region of the mill, a hardwood sawmill and related working capital assets. The operations will be integrated into Smurfit-Stone's containerboard mill and corrugated container systems. Smurfit-Stone has agreed to pay $350 million for the assets and an additional $25 million over the next twelve months related to financing arrangements. The transaction is expected to close during the third quarter of 2002.

        Jefferson Smurfit Corporation (U.S.), a subsidiary of Smurfit-Stone, will finance the purchase with borrowings under its existing credit facilities. Jefferson Smurfit Corporation (U.S.) will offset a portion of the transaction costs with the proceeds from the announced sale of its industrial packaging operations to Caraustar Industries, Inc., based in Austell, GA.

        The Stevenson mill has the capacity to produce 830,000 tons of corrugated medium per year. Approximately 24 percent of the mill's production is consumed by the container plants. The facilities employ about 1,200 people.

        Patrick J. Moore, president and chief executive officer, said the purchase is ideal for Smurfit-Stone because it allows the company to increase its overall mill system efficiency, expand its high-quality containerboard offerings and achieve synergies.

        "This purchase is consistent with our strategy to expand in the containerboard sector, one of our core businesses," said Moore. "The Stevenson mill is an excellent asset and one of the most efficient mills in our industry. With this purchase, we will be in a position to make further rationalizations and cost reductions within our containerboard system. It also allows us to continue to participate in the consolidation of the packaging industry." Moore said the company is expected to achieve a minimum of $40 million in synergies from the acquisition by reducing administrative costs and optimization of the manufacturing system.

        MeadWestvaco is headquartered in Stamford, Connecticut.

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        Smurfit-Stone Container Corporation (Nasdaq: SSCC) is the industry's leading integrated manufacturer of paperboard- and paper-based packaging. Smurfit-Stone is a leading producer of containerboard, including white top linerboard and recycled medium; corrugated containers; multiwall bags; clay-coated recycled boxboard; and is the world's largest paper recycler. In addition, Smurfit-Stone is a leading producer of solid bleached sulfate, folding cartons, paper tubes and cores, and labels. The company operates approximately 300 facilities worldwide and employs approximately 38,500 people.

        This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in general economic conditions, continued pricing pressures in key product lines, seasonality and higher recycled fiber costs, as well as other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.

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  Exhibit 99.1